After Recording, Return to:
_________________________
_________________________
_________________________

MUTUAL RECIPROCAL EASEMENT AGREEMENT

BETWEEN: GREENSTONE DEVELOPMENT, LLC.
an Oregon limited liability company ("Greenstone")

AND: ETEC SYSTEMS, INC. ("Etec")

Recitals:

  Greenstone and Etec share the ownership of a strip of land running north from NW Evergreen Parkway spaced approximately 550 feet east of NW 215th Avenue and 350 feet west of NW 211th Terrace, commonly known as "NW Rickey Terrace," as shown and described in the attached plans: Horizontal and Control and Paving Plan, C 1.0 and Grading Plan - Area 3, C 2.2.
  Greenstone owns the easterly half of NW Rickey Terrace and the Etec owns the westerly half of NW Rickey Terrace.
  Etec is in the process of developing the land directly west of NW Rickey Terrace consisting of a manufacturing and office building located north of and adjacent to NW Evergreen Parkway and east of and adjacent to NW Cornelius Pass Road. Greenstone has developed its land easterly of NW Ricky Terrace.
  Each party wishes to grant the other party a mutual, appurtenant, reciprocal easement over, under and across each other's portion of NW Rickey Terrace hereafter referred to as "the Easement Premises," for the uses and on the terms defined below.
  Each party wishes to extinguish and relinquish any claims on or against the other's property or with respect to the respective ownerships of NW Rickey Terrace, so that this Agreement establishes the sole non-exclusive basis for both parties to utilize NW Rickey Terrace.

Now, therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the following grants, agreements and covenants and restrictions are made:

  Grant of Easement. The parties hereby grant to each other, their successors and assigns, a mutual, reciprocal permanent easement appurtenant, running with the land, for truck, passenger vehicle and pedestrian ingress and egress over and across the Easement Premises, as well as utility location under the Easement Premises. The parties agree that this mutual, reciprocal easement, as set forth herein, shall be the sole and exclusive legal right for either party to utilize the Easement Premises for any purpose. Consistent with such agreement, each party releases, waives, relinquishes and disclaims any right, claim, lien or servitude to utilize, control or otherwise hold any legal interest in or to the Easement Premises (or the respective fee ownerships which compose the Easement Premises), except as set forth in this Agreement.
  Use Of Easement Premises. Use of the Easement Premises by either party is for the above vehicular and pedestrian ingress and egress to and from each other's property, all on a non-exclusive basis. In addition, each party is permitted to any subsurface use that does not unreasonably interfere with the others use of the Easement Premises, such subsurface use would include the installation, use, maintenance, repair and replacement of public utilities including sewer, gas, electricity, telecommunications/data transmission and water lines for use on their respective property. The parties agree to provide notice of activity which might impair the other party's use of the Easement Premises so that such installations are coordinated with one another and each party may have, as much as practicable, equal use of the subsurface of the Easement Premises. Etec is permitted to improve the Easement Premises as specified below and as may be necessary in the future to meet Etec's needs but construction of the improvements shall be so conducted as not to unreasonably interfere with Greenstone's use of the Easement Premises during any improvement. Greenstone agrees, and accepts, the nature and scope of improvements which Etec intends to construct, as being suitable for Greenstone's needs.
  Improvements To Easement Premises. Etec agrees to improve the current condition of the Easement Premises by the following "Improvements":
  Widen NW Rickey Terrace from the existing twenty (20') foot wide travel lane to at least a twenty-four (24') foot wide travel lane. The widening of the travel lane will take place on Etec's portion of the Easement Premises.
  Widen NW Rickey Terrace from the existing twenty (20') foot wide travel lane to approximately forty (40') feet to provide for a right turn lane and left turn lane onto NW Evergreen Parkway with appropriate signage. The widening of the travel lane will take place on Etec's portion of the Easement Premises.
  Cover NW Rickey Terrace from the entrance at NW Evergreen Parkway up to the end of Etec's parcel with Heavy Pavement. Heavy Pavement will mean that the roadway is composed of compacted subgrade, approximately ten (10") inches of 11/2" aggregate base, approximately two (2") inches of 3/4" aggregate base, approximately two (2") inches of class "B" AC and approximately two (2") inches of class "C" AC.
  Pedestrian walkways and lighting will be installed as required by the City of Hillsboro.
  Maintenance Of Easement Premises. Following the construction of the Improvements by Etec, all of which shall be paid for by the Etec at its sole expense, the parties agree that Etec shall bear the cost of the repair, maintenance and upkeep of NW Rickey Terrace. The costs do not include any costs associated with either party's subsurface use that would include, but not limited to, the installation, use, maintenance, repair and replacement of public utilities including sewer, gas, electricity, telecommunications/data transmission and water lines for use on their respective property. Such costs shall be solely borne by the party benefiting from the installation.
  Indemnification. Each party agrees to indemnify the other and hold the other party harmless from and against, any and all liability, loss, cost, damage or expense, except as provided above in the maintenance of the easement (including, without limitation, reasonable attorneys' fees) arising from or in connection with (a) exercise of the rights granted by this Agreement, or (b) failure of one party to perform or comply with any of the obligations hereunder.
  Usage. The Easement Premises shall be available for non-exclusive use for the purposes described above by either party, its successors, assigns, tenants, invitees, contractors, agents and consultants. At no time may any such party park any truck, trailer, vehicle or equipment within the Easement Premises without the prior consent of the principal parties to this Easement. Any disabled vehicle, truck or equipment shall be removed immediately from the Easement Premises. Neither party shall permit or encourage congregations of persons or groups within the Easement Premises. The intent of these provisions is to assure continuous truck, vehicular and pedestrian usage of the Easement Premises without material disruption or impairment. Any utility installation within the Easement Premises shall be scheduled to avoid material disruptions in the use of the Easement Premises for truck, vehicular and pedestrian movements. Any utility trenching or disturbance of the surface of the Easement Premises shall be immediately restored by the party performing the utility installation.
  Taxes, Insurance. Each party shall pay all real property taxes and provide public liability insurance (to a minimum amount of $1 million per occurrence) relating to that portion of the Easement Premises respectively owned by each party.
  Running Of Benefits And Burdens. All provisions of this instrument, including the benefits and burdens, run with the land perpetually and are binding upon and inure to the assigns, successors, tenants and parties holding some right by virtue of assignment or permission granted by one of the parties hereto.
  Notice. Greenstone's address to receive notices is 21185 N.W. Evergreen Parkway, Suite 101, Hillsboro, Oregon 97124 and Etec's address to receive notices is 26460 Corporate Avenue, Hayward California, 94545 to the attention of Vice President, General Counsel. Any notice required to be given under this Agreement shall be deemed to have been given for all purposes: 1) when such notice is delivered in person; or 2) when such notice is delivered by Federal Express or other reliable 24-hour delivery service; or 3) five (5) business days after being deposited in the United States mail, by registered or certified mail, return receipt requested, postage prepaid, addressed to the other party at its address stated above. For purposes of this paragraph, any party may substitute another address for its address stated above (or its address which has been substituted by a previous notice) by giving fifteen (15) days notice of the new address to the other party in the manner provided in this paragraph.

7. Dispute Resolution: Mediation. The parties to this Agreement believe in prompt and peaceful resolution of differences. Prior to the initiation of any legal proceedings under this Agreement, the parties shall first attempt to resolve their differences directly. If unable to do so, the disagreement shall be submitted to mediation with a mediator that is mutually agreeable to the parties. All parties agree to conduct mediation in good faith and to share the costs. If suit or action is filed by any party to enforce the provision of this Agreement, or for the breach thereof, or if legal proceedings are otherwise commenced with respect to the subject matter of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees as fixed by the trial court, and if any appeal is taken from the trial court, reasonable attorneys' fees as fixed by the appellate court.

8. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute but one instrument.

In witness whereof Greenstone and Etec have executed this Agreement as of the day and year set forth below.

GREENSTONE DEVELOPMENT ETEC SYSTEMS, INC. ("Etec")
COMPANY, LLC ("Greenstone")

By: \s\ Thomas Woollett By: \s\ Trisha Dohren

(Authorized Signature) (Authorized Signature)

Name: Tom Woollett Name: Trisha Dohren

Title: Partner Title: VP, Corporate Services

Date: September 22, 1999 Date: August 30, 1999

STATE OF OREGON )
) ss.
County of )

SUBSCRIBED AND SWORN before me this ____ day of ____________, 1999 by ________________________ who is the _______________________ of Greenstone Development Company. LLC.

____________________________
Notary Public for the State of Oregon
My Commission Expires: _______

STATE OF CALIFORNIA )
) ss.
County of )

SUBSCRIBED AND SWORN before me this ____ day of ____________, 1999 by ________________________ who is the _______________________ of Etec Systems, Inc.

____________________________
Notary Public for the State of California
My Commission Expires: _______